CarMax Announces Two-for-One Stock Split

RICHMOND, VA., February 22, 2007 - CarMax, Inc. (NYSE: KMX) announced today that its Board of Directors approved a two-for-one split in the form of a share dividend of the CarMax, Inc. common stock.

Each shareholder of record at the close of business on March 19, 2007, will be issued one additional share of common stock for every issued and outstanding share owned as of that date. The additional shares will be distributed by book entry on March 26, 2007. Shareholders may receive physical stock certificates upon request.

Trading of CarMax shares on a split-adjusted basis will begin at the start of trading on March 27, 2007. As a result of the stock split, the number of shares outstanding will increase to approximately 216 million shares.

“The Board of Directors took this action as a result of CarMax’s continued strong performance and the increase in our stock price,” said Tom Folliard, president and chief executive officer. “It reaffirms our confidence in the Company’s future growth prospects and also allows greater opportunity for stock ownership by our valued associates and customers.”

CarMax, a FORTUNE 500 company, and one of the FORTUNE 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 74 used car superstores in 35 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended November 30, 2006, the company sold 323,570 used cars, which is 94% of the total 342,482 vehicles the company retailed during that period. For more information, access the CarMax website at http://www.carmax.com.

Contacts:
Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197